Exhibit 5.1

Museum Tower—Suite 2200

150 West Flagler Street

Miami, FL 33130

Phone: (305) 789-3200

Fax: (305) 789-3395

August 17, 2009

Charles R. Struby, Ph.D.

Chief Executive Officer and President

IVAX Diagnostics, Inc.

2140 North Miami Avenue

Miami, Florida 33127

Re:	IVAX Diagnostics, Inc.
Registration Statement on Form S-8

Dear Dr. Struby:

We have acted as counsel to IVAX Diagnostics, Inc., a Delaware corporation (the “Company”), with respect to the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) in connection with the registration of 3,561,072 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, issuable pursuant to the IVAX Diagnostics, Inc. 2009 Equity Incentive Plan (the “Plan”).

In connection with our opinion, we have examined the Registration Statement, including all exhibits thereto, as filed with the Securities and Exchange Commission, the Plan and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion, including copies of resolutions of the Board of Directors of the Company relating to the issuance of the Shares pursuant to the Plan. We have also examined and are familiar with the proceedings taken by the Company to authorize the issuance of the Shares pursuant to the Plan.

In rendering this opinion, we have undertaken no independent review of the operations of the Company. Instead, we have relied solely upon the documents described above. In examining such documents, we have assumed, without independent investigation (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iii) the authenticity of the originals of such latter documents and (iv) that actual information supplied to us was accurate, true and complete. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon the accuracy of (i) all representations and warranties submitted to us for purposes of rendering the opinion and (ii) factual recitals made in the resolutions adopted by the Board of Directors of the Company. We express no opinion as to federal securities laws or the “blue sky” laws of any state or jurisdiction. This opinion is

Charles R. Struby, Ph.D.

August 17, 2009

rendered as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter change and/or come to our attention.

Based upon the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares registered under the Registration Statement and issuable in accordance with the Plan will, if and when issued and delivered by the Company against payment of adequate consideration therefor in accordance with the terms and conditions of the Plan, be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and to any references to this firm in the Registration Statement and in the documents incorporated therein by reference.

Very truly yours,

/s/ STEARNS WEAVER MILLER WEISSLER

ALHADEFF & SITTERSON, P.A.